Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2022 First Quarter Results

Raises FY22 Revenue and EPS Outlook Reflecting Strong First Quarter Performance and Underlying Momentum

Announces Board of Director’s Approval of New $1 Billion Share Buyback Authorization

Declares Quarterly Cash Dividend Payment of $0.25 per Common Share

  Delivered Revenue Growth of 26% Compared to Prior Year; Revenue Rose 9% Versus FY20 Pre-Pandemic Levels, Reflecting Continued Sequential Improvement
  Increased Gross Margin by Approximately 140 Basis Points Year-Over-Year and Over 450 Basis Points Compared to FY20 Pre-Pandemic Levels Driven by Higher AUR at Each Brand
  Achieved Operating Income and Margin Ahead of Last Year, FY20, and Expectations

Link to Download Q1 2022 Earnings Presentation, Including Brand Highlights

NEW YORK--(BUSINESS WIRE)--November 11, 2021--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands including Coach, Kate Spade, and Stuart Weitzman, today reported results for the fiscal first quarter ended October 2, 2021.

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., said, “We delivered another quarter of solid performance, reflecting strong customer engagement and increased demand for our brands. Importantly, revenue trends accelerated compared to pre-pandemic levels driven by North America, as well as continued growth in Digital and China - two key drivers of long-term opportunity. Tapestry’s standout results highlight our teams’ extraordinary execution and the foundational changes we’ve made to transform into a more consumer-centric, data-driven, and responsive organization through the pillars of our Acceleration Program.”

“Overall, this performance reaffirms our conviction in our ability to fuel continued revenue and profit gains. While supply chain challenges persist due to the global pandemic, we’re remaining agile and taking deliberate actions to meet growing consumer demand. The incremental share repurchase program announced today further underscores our confidence in the strength of our brands and our ability to drive sustainable growth. Taken together, we are increasing our revenue and EPS outlook for the fiscal year, reflecting our first quarter performance and strong underlying business trends. We remain sharply focused on accelerating growth and profitability and are committed to creating value for all stakeholders.”

Capital Deployment

Given Tapestry’s first quarter results, robust balance sheet, significant free cash flow generation, and outlook for growth, the Company’s Board of Directors approved an incremental $1 billion share repurchase program. As a result, Tapestry now expects to return approximately $1.25 billion to shareholders in Fiscal 2022, a meaningful increase from the previous outlook.

  Share Repurchase Programs: During the fiscal year, the Company now intends to repurchase $1 billion of common stock, doubling the prior expectation for $500 million. This includes approximately $250 million completed in the first quarter to repurchase roughly 6 million shares of its common stock at an average cost of $41.02. The Company intends to buy-back $750 million worth of its common stock in the balance of the fiscal year, utilizing the remaining $350 million under its existing authorization and $400 million of its newly announced $1 billion program.
  Dividend Payments: The Board of Directors declared a quarterly cash dividend of $0.25 per common share payable on December 27, 2021 to shareholders of record as of the close of business on December 3, 2021. We anticipate an annual dividend rate of $1.00 per share, or $250 million returned to shareholders in the fiscal year. Tapestry remains committed to increasing its dividend at a faster rate than earnings growth over time.
  Debt Repayment: In addition, Tapestry expects to repay its July 2022 bonds, totaling $400 million, by the end of Fiscal 2022, reflecting the Company’s goal to reduce leverage through a combination of organic profit growth and debt repayment.

Taken together, these actions highlight Tapestry’s confidence in its ability to drive long-term, sustainable growth and commitment to enhancing value for its stakeholders.

Tapestry, Inc. Fiscal First Quarter Highlights

  Increased revenue by 26% compared to last year; compared to pre-pandemic levels, revenue grew 9%, representing continued sequential topline improvement fueled by improvements across Digital, stores and Wholesale;
  Maintained strength in Digital, with revenue growth of nearly 50% versus prior year and over 275% compared to pre-pandemic levels, while further improving sequential revenue trends in-stores on both a one and two-year basis;
  Drove over 40% sales growth compared to last year in North America, representing a high-teens increase against pre-pandemic levels; realized an increase of over 25% in Mainland China, approximately 65% higher than pre-pandemic sales levels in FY20;
  Expanded gross margin by approximately 140 basis points compared to the prior year and over 450 basis points versus FY20 despite industry-wide supply chain headwinds resulting in higher freight costs primarily through deliberate actions to lessen promotional activity and increase SKU productivity;
  Reinvested structural SG&A savings in the business, including increased spend on growth-oriented marketing initiatives; and
  Delivered operating income growth and operating margin expansion ahead of prior year, pre-pandemic levels, and expectations.

Acceleration Program Highlights

In the fiscal first quarter, we continued to make meaningful progress under Tapestry’s Acceleration Program by sharpening the Company’s focus on the consumer, leveraging data to lead with a digital-first mindset and transforming Tapestry into a leaner and more responsive organization:

  Recruited over 1.6 million new customers across channels in North America, representing an increase of more than 20% versus prior year, with growth in stores and online;
  Drove higher repeat transactions and continued to reactivate lapsed customers across brands through a sharpened focus on the consumer;
  Realized low double-digit revenue gains with Chinese consumers globally compared to pre-pandemic levels, representing a sequential improvement from the prior quarter;
  Increased global AUR across Coach, Kate Spade and Stuart Weitzman, reflecting strong brand momentum and successful structural changes to lessen promotional activity and improve assortment productivity;
  Advanced Digital capabilities through significant investments in the channel, including in talent, to improve the customer experience and drive conversion, resulting in a sequential acceleration in revenue trends on a two-year basis; and
  Remain on track to realize gross run-rate savings of $300 million in FY22.

Overview of First Quarter 2022 Tapestry, Inc. Results

  Net sales totaled $1.48 billion for the first quarter compared to $1.17 billion in the prior year, representing a 26% increase. Sales rose 9% compared to pre-pandemic levels.
  Gross profit totaled $1.07 billion on a reported and non-GAAP basis, while gross margin was 72.2%. This compared to prior year gross profit of $830 million and gross margin of 70.8% on a reported and non-GAAP basis.
  SG&A expenses totaled $774 million on a reported basis and represented 52.2% of sales compared to $628 million and 53.6%, respectively, in the year ago quarter. On a non-GAAP basis, SG&A expenses were $762 million and represented 51.4% of sales compared to $601 million and 51.3%, respectively, in the year ago period.
  Operating income was $295 million on a reported basis, while operating margin was 19.9%, which compares to operating income of $202 million and operating margin of 17.3% in the prior year. On a non-GAAP basis, operating income was approximately $307 million, while operating margin was 20.7%. This compared to operating income of $229 million and an operating margin of 19.5% in the prior year.
  Net interest expense was $16 million in the quarter compared to approximately $19 million in the year ago period.
  Other expense was $2 million versus $3 million of income in the prior year.
  Net income for the quarter was $227 million on a reported basis, with earnings per diluted share of $0.80, which compares to $232 million and earnings per diluted share of $0.83 in the prior year period. The reported tax rate for the quarter was 18.0% compared to (25.0)% in the prior year period. On a non-GAAP basis, net income for the quarter was $235 million with earnings per diluted share of $0.82. This compared to non-GAAP net income of $161 million with earnings per diluted share of $0.58 in the prior year period. The non-GAAP tax rate for the quarter was 18.6% compared to 24.1% in the prior year period.

Balance Sheet and Cash Flow Highlights

  Cash, cash equivalents and short-term investments totaled $1.66 billion and total borrowings outstanding were $1.59 billion.
  Inventory at quarter-end was $818 million versus ending inventory of $811 million a year ago.
  Free cash flow was an outflow of $12 million in the first quarter compared to an inflow of $64 million in the prior year; CapEx was $33 million versus $26 million in the year ago period.

Non-GAAP Reconciliation

During the fiscal first quarter of 2022, Tapestry recorded certain items that decreased the Company’s net income and earnings per diluted share by $8 million and $0.02, respectively. Please refer to Financial Schedules 3 and 4 included herein for a detailed reconciliation of the Company’s reported to non-GAAP results. These items included:

  Acceleration Program: Pre-tax charges of $12 million primarily associated with share-based compensation and professional fees incurred as a result of the development and execution of the Company’s comprehensive strategic initiatives. Tapestry continues to expect to incur total pre-tax charges of $205 million to $220 million over the life of the Acceleration Program, including $15 million to $30 million in remaining charges in Fiscal 2022, primarily consisting of share-based compensation and professional fees.

Fiscal Year 2022 Outlook

Tapestry’s Fiscal 2022 outlook is provided on a non-GAAP basis and excludes anticipated Acceleration Program charges as described in the “Fiscal Year 2022 Outlook - Non-GAAP Adjustments” section of this press release.

Based on current underlying business trends, the Company is increasing its outlook for Fiscal 2022 and now expects the following:

  Revenue now approaching $6.6 billion, an increase from the prior outlook for $6.4 billion. This represents mid-teens growth versus the prior year on a 52-week, comparable basis, which would mark a record level of sales for the Company.
  Net interest expense of approximately $65 million. The Company anticipates paying down its July 2022 bonds at the end of Fiscal 2022.
  Tax rate of approximately 18.5% assuming a continuation of current tax laws.
  Weighted average diluted share count in the area of 278 million, incorporating $1 billion in share repurchase activity throughout Fiscal 2022.
  Earnings per diluted share of $3.45 to $3.50, ahead of the prior guidance for $3.30 to $3.35 reflecting strong underlying business momentum and additional share repurchases.

Please note, due to the ongoing dynamic nature of the Covid-19 pandemic, financial results could differ materially from the current outlook due to a number of external events, including the potential for more widespread resurgences of the pandemic globally and resulting pressure on store traffic trends, as well as further supply chain disruptions, including potential continued production and distribution delays as well as increased costs, not contemplated in the Company’s estimates.

Conference Call Details

The Company will host a conference call to review these results at 8:00 a.m. (ET) today, November 11, 2021. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors or calling 1-866-847-4217 or 1-203-518-9845 and providing the Conference ID 6831609. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-283-4641 or 1-402-220-0851. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events

The Company expects to report Fiscal 2022 second quarter results on Thursday, February 10, 2022. To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

About Tapestry, Inc.

Our global house of brands unites the magic of Coach, kate spade new york and Stuart Weitzman. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to build a company that’s equitable, inclusive, and diverse. Individually, our brands are iconic. Together, we can stretch what’s possible. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2022 Outlook,” and statements regarding the Acceleration Program, including future charges under and future impacts of this program, the potential impact of the Covid-19 pandemic and success of mitigating actions, statements regarding the Company’s capital deployment plans, and statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," “potential,” "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “commit,” "anticipate," “goal,” “leveraging,” “sharpening,” transforming,” “creating,” accelerating,” “enhancing,” “innovation,” “drive,” “targeting,” “assume,” “plan,” “progress,” “confident,” “future,” “uncertain,” “on track,” “achieve,” “strategic,” “growth,” “view,” “stretching what’s possible,” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of the Covid-19 pandemic , including impacts on our supply chain, the ability to control costs and successfully execute our growth strategies, expected economic trends, the ability to anticipate consumer preferences, risks associated with operating in international markets and our global sourcing activities, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, the impact of pending and potential future legal proceedings, and the impact of legislation, etc. In addition, purchases of shares of the Company’s common stock will be made subject to market conditions and at prevailing market prices. Please refer to the Company’s latest Annual Report on Form 10-K, quarterly report on 10-Q and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Schedule 1: Condensed Consolidated Statement of Operations

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter Ended October 2, 2021 and September 26, 2020
(in millions, except per share data)

	(unaudited)
	QUARTER ENDED
	October 2, 2021	September 26, 2020

Net sales	$1,480.9	$1,172.2

Cost of sales	412.2	342.0

Gross profit	1,068.7	830.2

Selling, general and administrative expenses	773.7	628.0

Operating income	295.0	202.2

Interest expense, net	16.1	19.4

Other expense (income)	2.2	(2.6)

Income before provision for income taxes	276.7	185.4

Provision (benefit) for income taxes	49.8	(46.3)

Net income	$226.9	$231.7

Net income per share:

Basic	$0.82	$0.84

Diluted	$0.80	$0.83

Shares used in computing net income per share:

Basic	278.2	276.8

Diluted	285.2	277.9

Schedule 2: Detail to Net Sales

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter Ended October 2, 2021 and September 26, 2020
(in millions)
(unaudited)

	QUARTER ENDED
	October 2, 2021	September 26, 2020	% Change vs. FY21	Constant Currency % Change vs. FY21	% Change vs. FY20

Coach	$ 1,114.9	$ 875.4	27%	26%	15%
Kate Spade	299.5	240.4	25%	24%	(2)%
Stuart Weitzman	66.5	56.4	18%	15%	(23)%
Total Tapestry	$ 1,480.9	$ 1,172.2	26%	25%	9%

Schedule 3: Items Affecting Comparability – 1Q22

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended October 2, 2021
		Item Affecting Comparability
	GAAP Basis (As Reported)	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	831.0	-	831.0
Kate Spade	199.2	-	199.2
Stuart Weitzman	38.5	-	38.5
Gross profit(1)	$1,068.7	$-	$1,068.7

SG&A expenses
Coach	465.3	1.4	463.9
Kate Spade	162.0	1.4	160.6
Stuart Weitzman	40.0	0.4	39.6
Corporate	106.4	8.9	97.5
SG&A expenses	$773.7	$12.1	$761.6

Operating income (loss)
Coach	365.7	(1.4)	367.1
Kate Spade	37.2	(1.4)	38.6
Stuart Weitzman	(1.5)	(0.4)	(1.1)
Corporate	(106.4)	(8.9)	(97.5)
Operating income (loss)	$295.0	$(12.1)	$307.1

Provision for income taxes	49.8	(3.9)	53.7
Net income (loss)	$226.9	$(8.2)	$235.1
Net income (loss) per diluted common share	$0.80	$(0.02)	$0.82

(1) Adjustments within Gross profit are recorded within Cost of sales.

Schedule 4: Items Affecting Comparability – 1Q21

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended September 26, 2020
		Items Affecting Comparability
	GAAP Basis (As Reported)	CARES Act Tax Impact	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	644.9	-	-	644.9
Kate Spade	154.1	-	-	154.1
Stuart Weitzman	31.2	-	-	31.2
Gross profit(1)	$830.2	$-	$-	$830.2

SG&A expenses
Coach	374.9	-	10.7	364.2
Kate Spade	130.9	-	1.0	129.9
Stuart Weitzman	31.2	-	(2.4)	33.6
Corporate	91.0	-	17.3	73.7
SG&A expenses	$628.0	$-	$26.6	$601.4

Operating income (loss)
Coach	270.0	-	(10.7)	280.7
Kate Spade	23.2	-	(1.0)	24.2
Stuart Weitzman	-	-	2.4	(2.4)
Corporate	(91.0)	-	(17.3)	(73.7)
Operating income (loss)	$202.2	$-	$(26.6)	$228.8

Provision for income taxes	(46.3)	(91.7)	(5.8)	51.2
Net income (loss)	$231.7	$91.7	$(20.8)	$160.8
Net income (loss) per diluted common share	$0.83	$0.33	$(0.08)	$0.58

(1) Adjustments within Gross profit are recorded within Cost of sales.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as SG&A expense ratio, and operating margin, have been presented both including and excluding Acceleration Program costs for the first quarter of fiscal year 2022 and the effects of certain items related to the tax benefit the Company received under the CARES Act and Acceleration Program costs for the first quarter of fiscal year 2021.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate.

Net sales changes for the Company and each segment are based on absolute sales dollar changes and are not presented in accordance with the Company’s comparable sales definition utilized historically due to the uncertain business environment resulting from the impact of the Covid-19 pandemic.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

In addition to these non-GAAP measures, the Company has provided comparisons to certain fiscal year 2020 results and trends, referred to as pre-pandemic levels, which the Company believes is useful to investors and others in evaluating the Company’s results, due to the significant impact of the Covid-19 pandemic on the Company’s operations and financial results, starting in the second half of fiscal year 2020.

Fiscal Year 2022 Outlook - Non-GAAP Adjustments:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures, such as the timing and exact amount of charges related to the Acceleration Program, which have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. Where possible, the Company has identified the estimated impact of the items excluded from its Fiscal 2022 guidance.

This Fiscal 2022 non-GAAP guidance excludes $30 to $45 million in Acceleration Program charges, primarily consisting of share-based compensation and professional fees.

Schedule 5: Condensed Consolidated Balance Sheets

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At October 2, 2021 and July 3, 2021
(in millions)

	(unaudited)	(audited)
	October 2, 2021	July 3, 2021
ASSETS

Cash, cash equivalents and short-term investments	$1,655.2	$2,015.8
Receivables	236.8	200.2
Inventories	818.3	734.8
Other current assets	375.9	424.5

Total current assets	3,086.2	3,375.3

Property and equipment, net	657.1	678.1
Lease right-of-use assets	1,446.0	1,496.6
Other noncurrent assets	2,824.8	2,832.4

Total assets	$8,014.1	$8,382.4

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$414.0	$445.2
Accrued liabilities	519.8	661.2
Short-term lease liabilities	312.8	319.4
Current debt	400.0	-

Total current liabilities	1,646.6	1,425.8

Long-term debt	1,191.4	1,590.7
Long-term lease liabilities	1,471.1	1,525.9
Other liabilities	555.0	580.7

Stockholders' equity	3,150.0	3,259.3

Total liabilities and stockholders' equity	$8,014.1	$8,382.4

Schedule 6: Condensed Statement of Cash Flows

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the three months ended October 2, 2021 and September 26, 2020
(in millions)

	(unaudited)	(unaudited)
	October 2, 2021	September 26, 2020
Cash Flows from Operating Activities

Net income	$ 226.9	$ 231.7
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	50.8	51.2
Other non-cash items	3.7	(111.7)
Changes in operating assets and liabilities	(259.6)	(81.2)
Net cash provided by operating activities	21.8	90.0

Cash Flows from Investing Activities

Purchases of property and equipment	(33.4)	(26.0)
Other items	(395.0)	24.0
Net cash provided by (used in) investing activities	(428.4)	(2.0)

Cash Flows from Financing Activities

Dividend payments	(69.6)	-
Repurchase of common stock	(250.0)	-
Other items	(26.6)	(8.4)
Net cash provided by (used in) financing activities	(346.2)	(8.4)

Effect of exchange rate on cash and cash equivalents	(2.3)	8.0

(Decrease) increase in cash and cash equivalents	(755.1)	87.6
Cash and cash equivalents at beginning of period	$ 2,007.7	$ 1,426.3
Cash and cash equivalents at end of period	$ 1,252.6	$ 1,513.9

Schedule 7: Store Count by Brand – 1Q22

TAPESTRY, INC.
STORE COUNT
At July 3, 2021 and October 2, 2021
(unaudited)

	As of			As of
Directly-Operated Store Count:	July 3, 2021	Openings	(Closures)	October 2, 2021

Coach
North America	354	3	(2)	355
International	585	5	(7)	583

Kate Spade
North America	210	-	(1)	209
International	197	2	(6)	193

Stuart Weitzman
North America	48	-	(4)	44
International	56	1	-	57

Contacts

Tapestry, Inc.
Media:
Andrea Shaw Resnick
Chief Communications Officer
212/629-2618
aresnick@tapestry.com
Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
ccolone@tapestry.com
Kelsey Mueller
212/946-8183
Director of Investor Relations
kmueller@tapestry.com